Exhibit 99.2

NON GAAP MEASURES

Shire reports certain financial measures not prepared in accordance with U.S. GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP total revenues; Non GAAP operating income; Non GAAP income tax expense; Non GAAP net income; Non GAAP diluted earnings per ADS; Non GAAP effective tax rate; Non GAAP CER; Non GAAP cost of sales; Non GAAP gross margin; Non GAAP R&D; Non GAAP SG&A; Non GAAP other expense, net; Non GAAP tax adjustments; Non GAAP free cash flow; Non GAAP net debt; Non GAAP EBITDA; and Non GAAP EBITDA margin.

The Non GAAP measures exclude the impact of certain specified items that are highly variable, difficult to predict, and of a size that may substantially impact Shire’s operations. Upfront and milestone payments related to in-licensing and acquired products that have been expensed as R&D are also excluded as specified items as they are generally uncertain and often result in a different payment and expense recognition pattern than ongoing internal R&D activities. Intangible asset amortization has been excluded from certain measures to facilitate an evaluation of current and past operating performance, particularly in terms of cash returns, and is similar to how management internally assesses performance. The Non GAAP financial measures are presented as Shire’s management believes that they will provide investors with an additional analysis of Shire’s results of operations, particularly in evaluating performance from one period to another.

Shire’s management uses Non GAAP financial measures to make operating decisions as they facilitate additional internal comparisons of Shire’s performance to historical results and to competitors' results, and provides them to investors as a supplement to Shire’s reported results to provide additional insight into Shire’s operating performance. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive directors.

The Non GAAP financial measures used by Shire may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies - refer to the section “Non GAAP Financial Measure Descriptions” below for additional information. In addition, these Non GAAP financial measures should not be considered in isolation as a substitute for, or as superior to, financial measures calculated in accordance with U.S. GAAP, and Shire’s financial results calculated in accordance with U.S. GAAP and reconciliations to those financial statements should be carefully evaluated.

Non GAAP Financial Measure Descriptions

Where applicable, the following items, including their tax effect, have been excluded when calculating the relevant Non GAAP financial measures:

Amortization and asset impairments:

•	Intangible asset amortization and impairment charges; and

•	Other than temporary impairment of investments.

Acquisitions and integration activities:

•	Up-front payments and milestones in respect of in-licensed and acquired products;

•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;

•	Costs associated with the integration of companies; and

•	Non-controlling interests in consolidated variable interest entities.

Out-license, divestments, reorganizations and discontinued operations:

•	Revenue from up-front and milestone receipts from out-license arrangements;

•	Gains and losses on the sale of non-core assets;

•	Costs associated with restructuring and reorganization activities;

•	Termination costs; and

•	Income/(losses) from discontinued operations.

Legal and litigation costs:

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

•	Net legal costs related to the settlement of litigation, government investigations, and other disputes (excluding internal legal team costs).

Additionally, in any given period Shire may have significant, unusual, or non-recurring gains or losses, which it may exclude from its Non GAAP earnings for that period. When applicable, these items would be fully disclosed and incorporated into the required reconciliations from U.S. GAAP to Non GAAP measures.

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Non GAAP reconciliations

(in millions)

Non GAAP EBITDA (Q1 2018 and Q1 2017)

The following table reconciles U.S. GAAP net income to Non GAAP EBITDA for Q1 2018 and Q1 2017:

	3 months ended March 31,
	2018	2017
U.S. GAAP Net income	$550.6	$375.0
Add back/(deduct):
Gain from discontinued operations, net of taxes	—	(20.2)
Equity in (earnings)/losses of equity method investees, net of taxes	(0.8)	0.8
Income taxes	43.3	6.8
Other expense, net	101.2	134.7
U.S. GAAP Operating income from continuing operations	694.3	497.1
Add back/(deduct) Non GAAP adjustments:
Expense related to the unwind of inventory fair value adjustments	33.5	480.4
One-time employee related costs	—	(4.0)
Costs relating to license arrangements	10.0	—
Amortization of acquired intangible assets	484.0	364.0
Integration and acquisition costs	239.7	116.0
Reorganization costs	5.3	5.5
Gain on sale of product rights	—	(5.5)
Depreciation	140.2	122.9
Non GAAP EBITDA	$1,607.0	$1,576.4

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Non GAAP reconciliations

(in millions)

Non GAAP EBITDA (2017 and 2016)

The following table reconciles U.S. GAAP net income to Non GAAP EBITDA for the years ended December 31, 2017 and 2016:

	12 months ended December 31,
	2017	2016
U.S. GAAP net income	$4,271.5	$327.4
Add back/(deduct):
(Gain)/loss from discontinued operations, net of taxes	(18.0)	276.1
Equity in (earnings)/losses of equity method investees, net of taxes	(2.5)	8.7
Income taxes	(2,357.6)	(126.1)
Other expense, net	561.8	476.8
U.S. GAAP operating income from continuing operations	2,455.2	962.9
Add back/(deduct) Non GAAP adjustments:
Revenue from upfront license fee	(74.6)	—
Expense related to the unwind of inventory fair value adjustments	747.8	1,118.0
Inventory write down related to U.S. manufacturing site closure	—	18.9
One-time employee related costs	(4.0)	20.0
Impairment of acquired intangible assets	20.0	8.9
Costs relating to license arrangements	131.2	110.0
Legal and litigation costs	10.6	16.3
Amortization of acquired intangible assets	1,768.4	1,173.4
Integration and acquisition costs	894.5	883.9
Reorganization costs	47.9	121.4
Gain on sale of product rights	(0.4)	(16.5)
Depreciation	495.8	292.9
Non GAAP EBITDA	$6,492.4	$4,710.1

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